Exhibit 10.15†
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 22, 2025 (the “Effective Date”) is entered into by and between Oscar Health, Inc., a Delaware corporation (“Holdings”) and Oscar Management Corporation (“OpCo” and, together with Holdings, the “Company”) and Mark Bertolini (the “Executive”).
WHEREAS, the Company previously employed the Executive under that certain Employment Agreement, dated as of March 28, 2023, by and between Holdings, OpCo and the Executive (the “Prior Agreement”);
WHEREAS, the Company and the Executive mutually desire for the Executive to continue to serve as Chief Executive Officer of the Company (“CEO”); and
WHEREAS, effective as of the Effective Date, (i) except as expressly contemplated herein, the Company and the Executive mutually desire to terminate, replace and supersede the Prior Agreement in its entirety and (ii) the Company desires to continue to employ the Executive and the Company and the Executive desire to enter into an agreement embodying the terms of such employment, in each case, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.    Employment Period. Effective upon the Effective Date, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on April 1, 2029 (the “Initial End Date”), unless earlier terminated in accordance with the terms of this Agreement; provided, however, that the Employment Period shall automatically renew for successive one-year periods on each anniversary of the Initial End Date (such extension, the “Renewal Period”), unless either party provides the other party with written notice, in accordance with Section 12(b) hereof, of intent not to renew the Employment Period on terms and conditions at least as favorable as the terms and conditions herein (a “Non-Renewal”) at least 60 days prior to the Initial End Date or the end of the then-current Renewal Period, as applicable. Notwithstanding anything to the contrary in the foregoing, the Executive’s employment hereunder is terminable at-will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof.
2.    Terms of Employment.
(a)Position and Duties.
(i)    Role and Responsibilities. During the Employment Period, the Executive shall serve as the Company’s CEO, and shall perform such employment duties and will have such powers as may be prescribed by the Board as are usual and customary for such position. The Executive shall report directly to the Board. At the Board’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position hereunder. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement. In addition, during the Employment Period, the Company shall cause the Executive to be nominated to stand for election (or, as applicable, re-election) to the Board at any meeting of stockholders of the Company during which any such election is held and the Executive’s term as a member of the Board will expire if he is not re-elected; provided, however, that the Company shall not be obligated to cause such nomination if (i) any of the events constituting Cause have occurred and not been cured or (ii) the Executive has issued to the Company notice of his intent to terminate his employment with the Company.
(ii)    Exclusivity. During the Employment Period, and excluding any periods of leave to which the Executive may be entitled, the Executive agrees to devote the Executive’s full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) serve on the board of directors of one non-competitive public company, (C) fulfill limited teaching, speaking and writing engagements, and (D) manage the Executive’s personal investments and family foundation, the Anahata Foundation, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement; provided, that with respect to the activities in subclauses (A), (B) and/or (C), the Executive receives prior written approval from the Board. In addition, for purposes of this Agreement, the Company and the Executive agree that the Executive may participate on the boards and activities set forth on Schedule 1 hereto.
(iii)    Principal Location. During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s offices located in New York, New York (the “Principal Location”); provided, however, that the parties acknowledge and agree that the Executive may be required to travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.
(b)Compensation, Benefits, Etc.
(i)Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) at the rate of $1,300,000 per annum (for clarity, effective as of the Effective Date). The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly and shall be pro-rated for partial years of employment. The Base Salary shall be reviewed annually by the Board or a subcommittee thereof, and may be increased in the discretion of the Board or a subcommittee thereof, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.
(ii)Annual Cash Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives, targeted at 150% of the Executive’s Base Salary paid with respect to such year (the “Target Bonus”); provided, however, that the Target Bonus with respect to calendar year 2025 shall continue to be 30% of the Executive’s Base Salary paid for 2025. The actual amount of any

Annual Bonus shall be determined by the Board (or a subcommittee thereof) in its discretion, based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof) in consultation with the Executive, and shall be pro-rated for any partial years of employment. The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be made promptly in the calendar year following that to which the payment relates, on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year with respect to which such Annual Bonus relates. Except as provided in Section 4 hereof, payment of the Annual Bonus shall be subject to the Executive’s continued employment through the applicable payment date or, with respect to any Annual Bonus that is payable in respect of the last calendar year of the Employment Period, the last day of such Employment Period.
(iii)Equity Awards.
(A)Initial Awards. The parties acknowledge that, on April 3, 2023, Holdings granted to the Executive two awards of Restricted Stock Units (as defined in the Inducement Plan) under the Inducement Plan, covering an aggregate of 10,320,000 shares of Holdings’ Class A common stock. Of such amount, (x) 2,866,666 of the Restricted Stock Units was granted as a time-based award that vests based solely on the passage of time (the “Initial RSU Award”) and (y) 7,453,334 of the Restricted Stock Units was granted as a performance-based award that vests based on the achievement of specified performance goals (the “Initial PSU Award” and, together with the Initial RSU Award, the “Initial Awards”). Each Initial Award shall remain subject to the terms and conditions (including vesting conditions) of the Inducement Plan and the applicable award agreement evidencing such Initial Award.
(B)2026 Equity Awards. In addition, subject to approval of the Board (or a subcommittee thereof) and the Executive’s continued employment with the Company through the applicable grant date, in the first quarter of 2026 Holdings shall grant to the Executive two awards of Restricted Stock Units (as defined in the 2021 Plan) under the 2021 Plan, covering an aggregate number of shares of Holdings’ Class A common stock with a value of $45,000,000. Of such amount, (x) 50% of the Restricted Stock Units shall be granted as a time-based award that vests based solely on the passage of time (the “2026 RSU Award”) and (y) the remaining 50% of the Restricted Stock Units shall be granted as a performance-based award that vests based on the achievement of specified performance goals (the “2026 PSU Award” and, together with the 2026 RSU Award, the “2026 Awards”). The number of shares of Holdings Class A common stock subject to the 2026 RSU Award and the 2026 PSU Award shall be determined using the same methodology used in calculating the number of shares of Holdings Class A Common stock subject to the 2026 annual equity awards granted to the Company’s senior executive officers.
(C)Vesting; Other Terms. The 2026 RSU Award shall vest with respect to one-third of the Restricted Stock Units subject to the award on each of the first three anniversaries of the vesting commencement date, subject to continued employment or service as the Company’s Chief Executive Officer or as a member of the Board through the applicable vesting date. The 2026 PSU Award shall be earned and vest in accordance with the annual performance-based Restricted Stock Unit awards granted to the Company’s senior executive officers in 2026 (with any service-vesting component subject to the Executive’s continued employment as the Company’s Chief Executive Officer or as a member of the Board). The terms and conditions (including the vesting conditions) of the 2026 Awards will be set forth in award agreements for the 2026 RSU Award and 2026 PSU Award to be entered into by Holdings and the Executive in 2026 (collectively, the “Award Agreements”); provided that the treatment of the 2026 Awards in connection with (i) a termination of employment of the Executive and/or (ii) a Change in Control (as defined in the 2021 Plan) shall be consistent with the terms and conditions contained in the term sheet provided to the Executive on December 17, 2025 (the “Term Sheet”). Except as otherwise specifically provided in this Agreement (inclusive of the Term Sheet), each 2026 Award shall be governed in all respects by the terms of and conditions of the 2021 Plan and the applicable Award Agreement.
(D)Other Equity Award(s). The Company and the Executive expect that the Executive will not be eligible to receive a Company long-term incentive or equity-based compensatory award prior to calendar year 2029.
(iv)Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs on the same terms and conditions as those applicable to similarly situated senior executives. In addition, during the Employment Period, the Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(iv) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.
(v)Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in connection with the performance of the Executive’s duties under this Agreement in accordance with the policies, practices and procedures of the Company provided to senior executive officers of the Company. The Executive’s legal fees and expenses actually incurred in connection with the drafting, review and negotiation of this Agreement and its exhibits and related materials shall be paid or reimbursed to Executive by the Company (to either the Executive or the Executive’s legal counsel, as applicable) within 60 days after the Effective Date, subject to the Executive’s delivery to the Company of documentation evidencing such fees and expenses within 30 days after the Effective Date; provided, however, that such Company payment or reimbursement shall not exceed $30,000.
(vi)Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide to its senior executive officers.

(vii)Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its employees, as in effect from time to time.
3.    Termination of Employment.
(a)    Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.
(b)    Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.
(c)    Termination by the Executive. The Executive’s employment may be terminated by the Executive for any or no reason, including with Good Reason or without Good Reason.
(d)    Termination by Reason of Non-Renewal. The Company or the Executive may terminate the Executive’s employment with the Company by reason of a Non-Renewal, in which case the Date of Termination shall be the last day of the Employment Period (which, for clarity, shall be the Initial End Date with respect to the 2026 Awards if the Employment Period ends by Non-Renewal before any Renewal Period).
(e) Notice of Termination. Any termination of employment (other than due to the Executive’s death), shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 12(b) hereof.
(f)    Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in the Executive’s possession, custody or control. Such property includes, without limitation (but excluding personal property, except to the extent contained within such personal property): (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) to the extent comprising protected information under the PIIA (as defined below), any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.
4.    Obligations of the Company upon Termination.

(a)    Accrued Obligations. In the event that the Executive’s employment under this Agreement terminates during the Employment Period for any reason, the Company will pay or provide to the Executive: (i) any earned but unpaid Base Salary and accrued vacation time, (ii) reimbursement of any business expenses incurred by the Executive prior to the Date of Termination that are reimbursable in accordance with Section 2(b)(v) hereof, (iii) payment of any earned but unpaid Annual Bonus for any calendar year completed prior to the Date of Termination and (iv) any vested amounts due to the Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”); provided, however, that if the Executive’s employment hereunder is terminated (X) by the Company for Cause or (Y) by the Executive without Good Reason and not for death or Disability, then any Annual Bonus earned pursuant to Section 2(b)(ii) hereof in respect of a prior calendar year, but not yet paid, shall be forfeited. The Accrued Obligations described in clauses (i) – (ii) of the preceding sentence shall be paid within 30 days after the Date of Termination (or such earlier date as may be required by applicable law), the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid in the ordinary course pursuant to Section 2(b)(ii) hereof (i.e., on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year) and the Accrued Obligations described in clause (iv) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.
(b)    Qualifying Termination. Subject to Sections 4(c), 4(e) and 12(d) hereof, and the Executive’s continued compliance with the provisions of Section 7 hereof (the “Restrictions”), if the Executive’s employment with the Company is terminated during the Employment Period due to a Qualifying Termination, then in addition to the Accrued Obligations:
(i)    Cash Severance. The Company shall pay the Executive an amount equal to 1.5 times the sum of the Executive’s Base Salary (at the highest rate in effect at any time during the Employment Period) and the Target Bonus for the calendar year in which the Date of Termination occurs (the “Severance”). The Severance shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices over the 18-month period following the Date of Termination, but shall commence on the first normal payroll date following the effective date of the Release (as defined below), and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon.
(ii)    Pro-Rated Bonus. The Company shall pay the Executive, in a single lump sum cash payment on the 60th day following the Date of Termination, an amount equal to a pro rata portion of the Executive’s Target Bonus for the calendar year in which the Date of Termination occurs (prorated based on the number of days in the calendar year in which the Date of Termination occurs, through the Date of Termination).
(iii)     COBRA. Subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide, during the COBRA Period, the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and

Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).
(iv)    Equity Award Treatment. All outstanding Holdings equity awards that are held by the Executive on the Date of Termination, including the Initial Awards and the 2026 Awards (together, the “Equity Awards”), shall be treated in accordance with the terms and conditions set forth in the applicable award agreement.
(c)    Release; Certain Acknowledgements. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts and benefits provided for in Section 4(b) hereof that the Executive execute and deliver (and, as applicable, not revoke) to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within 30 days (or, to the extent required by law, 52 days) following the Date of Termination (the date such Release becomes effective and irrevocable herein referred to as the “Release Effective Date”). For the avoidance of doubt, all equity awards eligible for accelerated vesting pursuant to Section 4(b) hereof shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the Release Effective Date. Notwithstanding the foregoing, upon any breach by the Executive of the Restrictions on or following the Date of Termination (as finally determined by a third-party adjudicator in accordance with the provisions of this Agreement), (i) any unpaid portion of the Severance payments or benefits (as applicable) shall cease to be payable and shall be forfeited by the Executive upon such breach, and (ii) any then-unvested Equity Award (or portion thereof, as applicable) shall be cancelled and forfeited by the Executive upon such breach.
(d)    Other Terminations. If the Executive’s employment is terminated for any reason other than a Qualifying Termination, the Company will pay or provide the Executive only the Accrued Obligations.
(e)     Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 4, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (after taking into account any available exceptions to such required delay, such as short-term deferrals and amounts deemed to be paid under a separation pay plan). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the expiration of such six-month period following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period with interest determined at the then applicable federal rate.
(f)    Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof or as may be agreed in writing between the parties, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.
5.    Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified or contemplated by this Agreement.
6.    Excess Parachute Payments; Limitation on Payments.
(a)    Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, the Total Payments shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes and employment taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Executive shall have a right to review and provide comment on the foregoing calculations. If the Total Payments are so reduced, the Company shall reduce or eliminate the Total Payments (A) by first reducing or eliminating the portion of the Total Payments which are not payable in cash (other than that portion of the Total Payments subject to clause (C) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the Total Payments subject to clause (C) hereof) and (C) then by reducing or eliminating the portion of the Total Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. Notwithstanding the foregoing, in the event the Company then constitutes an entity described under Section 280G(b)(5)(A) of the Code, the Company and the Executive will confer to determine whether to agree to seek to take such actions as may be necessary such that the exemption under Section 280G(b)(5) of the Code would apply to reduce or eliminate the amount of the Total Payments that would constitute “parachute payments” for purposes of Section 280G of the Code and the regulations issued thereunder.
(b)    Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
7.    Restrictive Covenants.
(a)    The Executive hereby acknowledges that the Executive previously entered into an agreement with the Company, attached hereto as Exhibit B, containing confidentiality, intellectual property assignment, non-competition, non-solicitation and other protective covenants (the “PIIA”), and that the Executive shall be bound by the terms and conditions of the PIIA, and that such agreement shall supersede any similar covenants contained in any other written agreement between the Company and the Executive, provided, for clarity, that the PIIA is not intended to and does not modify or supersede any of the similar terms of this Agreement.
(b)     During and after the Executive’s employment or other service with the Company and/or any of its subsidiaries, the Executive agrees to not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Company or any of its subsidiaries, the products or services of the other party or any of its subsidiaries, or any of the Company’s present or former officers, equity holders, directors or employees; provided that the Executive may confer in confidence with his legal representatives and make demonstrably true statements. During and after the Executive’s employment or other service with the Company and/or any of its subsidiaries, the Company agrees that the Company’s Board members and officers shall not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Executive; provided that such individuals may confer in confidence with his or her or the Company’s legal representatives and make demonstrably true statements.
(c)    Notwithstanding anything in this Agreement or the PIIA to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge or complaint with the Equal Employment Opportunity Commission (the “EEOC”) or any similar state or local government agency or commission; (ii) reporting to, communicating with, cooperating with, or providing information to, or receiving any monetary reward or bounty from, any federal, state or local government agency, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. National Labor Relations Board, or the U.S. Department of Justice, without notice to the Company; (iii) testifying pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or making any truthful statements or disclosures required by law, regulation or legal process; (iv) exercising any rights the Executive may have under Section 7 of the U.S. National Labor Relations Act; or (v) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that the Executive has reason to believe is unlawful. Further, the Executive acknowledges that the Company has provided the Executive notice of the immunity provisions of the U.S. Defend Trade Secrets Act of 2016, which state as follows: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.”

8.    Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, or any policy, program or code of such other person, firm, organization or other entity person, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
9.    Successors.
(a)    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.
10.    Certain Definitions.
(a)    “2021 Plan” means the Oscar Health, Inc. 2021 Incentive Award Plan, as amended from time to time.
(b)     “Board” means the Board of Directors of Holdings.
(c)    “Cause” means the occurrence of any one or more of the following events:
(i)    the Executive’s willful failure to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Executive’s issuance of a Notice of Termination for Good Reason), including the Executive’s willful failure to follow any reasonable and lawful directive from the Board within the reasonable scope of the Executive’s duties. For the avoidance of doubt, the Executive’s failure to satisfy any specific performance goal or metric or the Company’s failure to attain any specific level of financial performance shall not constitute a failure to perform for purposes of this clause (i);
(ii)    the Executive’s commission of or entry of a plea of guilty or nolo contendere to a felony crime (excluding vehicular crimes) or a crime of moral turpitude;
(iii)    the Executive’s material breach of any material obligation under any written agreement with the Company or its affiliates or under any applicable policy of the Company or its affiliates that has been provided to or made available to the Executive (including any code of conduct or harassment policies);
(iv)    any act of fraud, embezzlement, theft or misappropriation from the Company or its affiliates by the Executive; or

(v)    the Executive’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Executive of the Executive’s fiduciary duty to the Company or its affiliates, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company or its subsidiaries.
Notwithstanding the foregoing, except with respect to clause (ii), the Executive’s employment will not be terminated for Cause unless and until (1) the Board provides the Executive with written notice setting forth in reasonable detail the facts and circumstances claimed by the Board to constitute Cause within 30 days after the date on which the Board determines in good faith that such facts and circumstances exist, and (2) the Executive fails to cure or remedy such acts or omissions within 15 business days following his receipt of such notice; provided, however, that with respect to clauses (i) and (iii), the Board shall specifically identify the manner in which the Board believes that the Executive has not performed the Executive’s duties or materially breached any agreement or policy, and the Executive’s cure period shall be 30 (rather than 15) business days. Further, no act or failure to act on the Executive’s part shall be considered “willful” unless the Board reasonably and in good faith determines it is done, or omitted to be done, in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company. Without limitation, any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission, or based upon the advice of legal counsel for the Company or the Board, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
(d)    “COBRA Period” means the period beginning on the Date of Termination and ending on the 18-month anniversary thereof.
(e)     “Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder.
(f)    “Date of Termination” means the date on which the Executive’s employment with the Company terminates.
(g)    “Disability” means that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, the Executive’s inability, due to physical or mental illness, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation for 180 consecutive days as determined by a physician of the Executive's choosing.
(h)    “Good Reason” means the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(i)     a material diminution in the Executive’s Base Salary or Target Bonus, other than as part of an across-the-board reduction applicable to the Company’s senior executives;
(ii)    a change in the geographic location of the Principal Location by more than 35 miles from its existing location;

(iii)    a material diminution in the Executive’s title, authority or duties (including, without limitation and as applicable, the Executive ceasing to serve as the chief executive officer of the entity that is the ultimate parent entity of the Company (or its successor) and/or ceasing to report to the board of directors of such ultimate parent entity); or
(iv)    the Company’s material breach of this Agreement or the Award Agreements.
    Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 45 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period (or such longer period not to exceed two years after the occurrence of the event as mutually agreed by the parties).
(i)    “Inducement Plan” means the Company’s 2022 Employment Inducement Incentive Award Plan, as amended from time to time.
(j)     “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice unless as otherwise provided upon a termination for Good Reason).
(k)     “Qualifying Termination” means a termination of the Executive’s employment (i) by the Company without Cause (other than by reason of the Executive’s death or Disability) or (ii) by the Executive for Good Reason.
(l)     “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.
(m)    “Separation from Service” means a “separation from service” (within the meaning of Section 409A).
11.    Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by applicable law in the event that the Executive was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or any of its affiliates, whether or not the claim is asserted during the Employment Period. The Company shall maintain a directors’ and officers’ insurance that covers the Executive with respect to the entire period of his employment or service with the Company as director and/or officer in the same manner and on the same basis as the Company’s directors and other officers. The protections of this Section 11 shall be in addition to (rather than in lieu of) the indemnification rights of the Executive under applicable law, the Company’s governing documents and in any written agreement between the Executive and the Company or any of its affiliates.
12.    Miscellaneous.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b)    Notices. All notices and other communications hereunder shall be in writing and shall be effective (i) when delivered in person or (ii) two business days after sent via email or United States mail, postage prepaid, addressed as follows:
If to the Executive: at the Executive’s most recent physical address and personal email address on the records of the Company.
If to the Company:
Oscar Health, Inc.
75 Varick Street, 5th Floor
New York, NY 10013
Attention: Chief Legal Officer
Email: corporate@hioscar.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith.
(c)    Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.
(d)    Section 409A of the Code.
(i)    It is intended that the payments and benefit under this Agreement will comply with, or be exempt from, Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to additional tax, interest or penalty in connection with Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 12(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii)    Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.
(iii)    To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(e)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(f)    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(g)    No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)    Entire Agreement. As of the Effective Date, this Agreement (including the PIIA, any restricted stock unit and/or option agreements evidencing Holdings restricted stock unit awards and stock options, as applicable, previously granted to the Executive and held by the Executive as of the Effective Date, that certain Consulting Agreement, by and between Holdings, OpCo and the Executive (solely as it relates to the stock options held by the Executive as of the Effective Date (the “Stock Options”)), and any indemnification agreement between the Executive and the Company or any of its affiliates), constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof. For clarity, the Executive’s transition from his prior position as a consultant to the Company’s Chief Executive Officer and a member of the Board did not constitute a termination of service for purposes of any Stock Option, and his employment with the

Company and/or service as a member of the Board constitute the continuation of service for all purposes with respect to the Stock Options. Notwithstanding anything herein to the contrary, this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the Effective Date.
(i)    Arbitration.
(i)    Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”) between any two or more Persons Subject to Arbitration (as defined below), including any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to the Executive’s service or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon the Executive’s request. Notwithstanding the foregoing, this Agreement shall not require any Person Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (A) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; or (B) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration. Either party may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.
(ii)    “Persons Subject to Arbitration” means, individually and collectively, (A) the Executive, (B) any person in privity with or claiming through, on behalf of or in the right of the Executive, (C) the Company, (D) any past, present or future affiliate, employee, officer, director or agent of the Company, and/or (E) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.
(iii)    The arbitration shall take place before a single neutral arbitrator at the JAMS office in New York, New York. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.
(iv)     THE EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.
(v)     THE EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT

CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.
(vi)     This Section 12(i) shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate service disputes. To the extent any terms or conditions of this Section 12(i) would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 12(i). To the extent applicable law imposes additional requirements to allow enforcement of this Section 12(i), this Agreement shall be interpreted to include such terms or conditions.
(j)    Amendment; Survival. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
(k)    Counterparts. This Agreement and any agreement referenced herein may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
(l)     Clawback. The compensation payable hereunder shall be subject to (i) any Company clawback or recoupment policy required in order to comply with applicable law, including the Company’s Policy for Recovery of Erroneously Awarded Compensation (provided that, unless required by applicable law, any amendments to same shall not apply retroactively to the Executive’s detriment as to compensation already earned or vested prior to such amendment) and (ii) any Company clawback or recoupment policy approved by the Board which applies to the senior executives of the Company (provided that no such policies shall be drafted or amended such that they apply retroactively to the Executive’s detriment as to compensation already earned or vested prior to the effective date of such new or amended policy). The Company and the Executive acknowledge that this Section 12(l) is not intended to limit any clawback and/or disgorgement of such compensation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, each of Holdings and OpCo has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“HOLDINGS”

Oscar Health, Inc.
By:     /s/ Jeffery Boyd
Name: Jeffery Boyd
Title: Chairman
“OPCO”
Oscar Management Corporation
By:     /s/ Adam McAnaney
Name: Adam McAnaney
Title: Chief Legal Officer
“EXECUTIVE”
/s/ Mark Bertolini
Mark Bertolini
[Signature Page to Amended and Restated Employment Agreement]

Attachments:
    Schedule 1: Pre-Approved Board Participation and Advisory Activities
    Exhibit A: General Release
    Exhibit B: PIIA

[Signature Page to Amended and Restated Employment Agreement]

US-DOCS\165613685.8

SCHEDULE 1
PRE-APPROVED BOARD PARTICIPATION AND ADVISORY ACTIVITIES

US-DOCS\165613685.8

EXHIBIT A
GENERAL RELEASE

1.Release For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned, on the undersigned’s own behalf and on behalf of the undersigned’s spouse, domestic partner, children, agents, heirs, executors, administrators, beneficiaries, trustees, legal representatives, and assigns, does hereby release and forever discharge the “Releasees” hereunder, consisting of Oscar Health, Inc., a Delaware corporation (“Holdings”) and Oscar Management Corporation (together with Holdings, the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, predecessors, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, shareholders, employee benefit plans, administrators, fiduciaries, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local laws or regulations including, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act) (the “ADEA”), the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Occupational Health and Safety Act, [the New York State Human Rights Law, the New York City Human Rights Law, the New York State Whistleblower Statute, and/or the New York Labor Law],1 and any and all laws or regulations prohibiting employment discrimination, harassment, or retaliation.
2.Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(b) of that certain Amended and Restated Employment Agreement, dated as of December 22, 2025, between the Company and the undersigned (the “Employment Agreement”), with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and Holdings or as a holder of any securities of Holdings, (iii) with respect to Section 2(b)(v) or 4(a) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (vi) to any Claims which cannot be waived by an employee under applicable law or (vii) to engage in any Protected Activities (as defined below) and any right to report allegations of unlawful conduct, including criminal conduct and unlawful employment practices, to federal, state or local authorities.
1 NTD: To be updated to reflect applicable state law references if the Executive does not live in New York at the time the release is executed.

US-DOCS\165613685.8

3.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned (or the undersigned’s attorney(s)) from (i) filing a charge or complaint with the Equal Employment Opportunity Commission (the “EEOC”) or any similar state or local government agency or commission; (ii) reporting to, communicating with, cooperating with, or providing information to, or receiving any monetary reward or bounty from, any federal, state or local government agency, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. National Labor Relations Board, or the U.S. Department of Justice, without notice to the Company; (iii) testifying pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or making any truthful statements or disclosures required by law, regulation or legal process; (iv) exercising any rights the undersigned may have under Section 7 of the U.S. National Labor Relations Act; or (v) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that the Executive has reason to believe is unlawful. Further, the undersigned acknowledges that the Company has provided the Executive notice of the immunity provisions of the U.S. Defend Trade Secrets Act of 2016, which state as follows: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.” The activities or rights described in this Section 3 shall be referred to as “Protected Activities”.
4.Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
5.No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, this provision shall not apply to any suit or Claim to the extent is challenges the effectiveness of this release with respect to a claim under the ADEA.
6.No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
7.OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Workers Benefit Protection Act and the ADEA. In accordance with the Older Workers Benefit Protection Act, the undersigned is hereby advised as follows:
(i)the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;
(ii)the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release, nor does the Release prevent the undersigned from challenging the knowing and voluntary waiver of the Release under the Older Workers Benefit Protection Act;
(iii)the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;
(iv)the Company hereby advises the undersigned to consult with an attorney prior to executing this Release;
(v)the undersigned has been given at least [21]2 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the [21]-day period; and
(vi)the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of such seven-day period if the undersigned has not revoked this Release during such seven-day period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before [5:00 p.m. Eastern time] on the seventh day after this Release is executed by the undersigned.
8.Acknowledgement. The undersigned acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by the undersigned with respect to the matters released in this Release, and the undersigned agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.
2 NTD: Use 45 days in a group termination, and include information regarding terminated positions.

9.Governing Law. This Release is deemed made and entered into in the State of [New York],3 and in all respects shall be interpreted, enforced and governed under the internal laws of the State of [New York], to the extent not preempted by federal law.
IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

        Mark Bertolini
3 NTD: To be updated to reflect applicable state if the Executive does not live in New York at the time the release is executed.

EXHIBIT B
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT